Exhibit 8.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]
August 4, 2006
Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974
Ladies and Gentlemen:
          Reference is made to the Registration Statement on Form F-4 filed on May 9, 2006 (as amended through the date hereof, the “Registration Statement”), of Alcatel, a société anonyme organized under the laws of the Republic of France (“Alcatel”), relating to the proposed merger (the “Merger”) of Aura Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Alcatel, with and into Lucent Technologies Inc., a Delaware corporation (“Lucent”).
          We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” in the Registration Statement. Such discussion is our opinion insofar as it sets forth United States federal income tax consequences of the Merger to shareholders of Lucent.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is being provided for the sole benefit of Lucent in connection with the filing of the Registration Statement so that it may comply with its obligations under the United States federal securities laws.
Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz